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                                                                    EXHIBIT 99.3


                              AFFILIATE AGREEMENT

         THIS AFFILIATE AGREEMENT ("Affiliate Agreement") is being executed and delivered as of December 23, 1998 by WILLIAM TURCOTTE II ("Stockholder") in favor of and for the benefit of SPATIAL TECHNOLOGY INC., a Delaware corporation ("Spatial").

                                    RECITALS

         A. Stockholder is a stockholder and an affiliate of InterData Access, Inc., an Illinois corporation (the "Company").

         B. Spatial, the Company and William Turcotte, ProStep Produktdatentechnologie GMBH, Charlene Hess and Robert Crawford ("Selling Stockholders"), have entered into a Stock Purchase Agreement dated as of December 23, 1998 (the "Purchase Agreement"), providing for the purchase of all the outstanding shares of the Company by Spatial (the "Purchase"). The Purchase Agreement contemplates that, upon consummation of the Purchase, (i) holders of shares of the common stock of the Company ("Company Common Stock") will receive shares of common stock of Spatial ("Spatial Common Stock") in exchange for their shares of Company Common Stock and (ii) the Company will become a wholly-owned subsidiary of Spatial. It is accordingly contemplated that Stockholder will receive shares of Spatial Common Stock in the Purchase.

         C. Stockholder understands that Stockholder may be deemed an "affiliate" of the Company for purposes of determining Spatial's eligibility to account for the Purchase as a "pooling of interests" under Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "SEC"), and under other applicable "pooling of interests" accounting requirements.

                                    AGREEMENT

         1. REPRESENTATION AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Spatial as follows:

            (a) Stockholder has carefully read this Affiliate Agreement and, to the extent Stockholder felt necessary, has discussed with counsel the limitations imposed on Stockholder's ability to sell, transfer or otherwise dispose of the Company Shares and the shares of Spatial Common Stock that Stockholder is to receive in the Purchase (the "Spatial Shares"). Stockholder fully understands the limitations this Affiliate Agreement places upon Stockholder's ability to sell, transfer or otherwise dispose of the Company Shares and the Spatial Shares.

            (b) Stockholder understands that the representations, warranties and covenants set forth in this Affiliate Agreement will be relied upon by Spatial and its counsel and accountants for purposes of determining Spatial's eligibility to account for the Purchase as a

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"pooling of interests" and for purposes of determining whether Spatial should proceed with the Purchase.


         2. PROHIBITIONS AGAINST TRANSFER

            (a) Stockholder agrees that, during the period from the date 30 days prior to the date of consummation of the Purchase through the date on which financial results covering at least 30 days of post-Purchase combined operations of Spatial and the Company have been published by Spatial (within the meaning of the applicable "pooling of interests" accounting requirements) (the "Restricted Period"):

                (i) Stockholder shall not sell, transfer or otherwise dispose of, or reduce Stockholder's interest in or risk relating to, (A) any capital stock of the Company (including, without limitation, the Company Shares and any additional shares of capital stock of the Company acquired by Stockholder, whether upon exercise of a stock option or otherwise), except pursuant to and upon consummation of the Purchase, or (B) any option or other right to purchase any shares of capital stock of the Company, except by exercise of an option or pursuant to and upon consummation of the Purchase; and

                (ii) Stockholder shall not sell, transfer or otherwise dispose of, or reduce Stockholder's interest in or risk relating to, (A) any shares of capital stock of Spatial (including without limitation the Spatial Shares and any additional shares of capital stock of Spatial acquired by Stockholder, whether upon exercise of a stock option or otherwise), or (B) any option or other right to purchase any shares of capital stock of Spatial, except by exercise of an option.

            (b) Notwithstanding the restrictions contained in Section 3(a), Stockholder may transfer or otherwise reduce his risk relative to shares of Company Common Stock or Spatial Common Stock during the Restricted Period if (i) Spatial, after consulting with its independent accountants, determines that such transfer or reduction in risk will not adversely affect the ability of Spatial to account for the Purchase as a "pooling of interests," and (ii) Spatial consents in writing to such transfer or reduction in risk (it being understood that Spatial will not unreasonably withhold or delay such consent).

            (c) Spatial agrees to use its best efforts to publish financial results covering at least thirty (30) days of post-Purchase combined operations of Spatial and the Company no later than sixty (60) days following the date of this Affiliate Agreement.

         3. STOP TRANSFER INSTRUCTIONS; LEGEND.

            Stockholder acknowledges and agrees that (a) stop transfer instructions will be given to Spatial's transfer agent with respect to the Spatial Shares, and (b) each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):


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                  "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED."

It is understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legend if Stockholder shall have obtained an opinion of counsel reasonably acceptable to Spatial to the effect that such legend is not required for purposes of the Securities Act.

         4. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of Stockholder set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Spatial, on the other. The existence of any claim or cause of action by Stockholder against the Company or Spatial shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

         5. SPECIFIC PERFORMACE. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Spatial shall be entitled (in addition to any other remedy that may be available to Spatial) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach.

         6. OTHER AGREEMENTS. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Spatial under the Purchase Agreement, or any of the rights or remedies of Spatial or any of the obligations of Stockholder under any agreement between Stockholder and Spatial or any certificate or instrument executed by Stockholder in favor of Spatial; and nothing in the Purchase Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Spatial or any of the obligations of Stockholder under this Affiliate Agreement.

         7. NOTICES. Any notice or other communication required or permitted to be delivered to Stockholder or Spatial under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):


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             IF TO SPATIAL:

                           Spatial Technology Inc.
                           2425 55th Street, Suite 100
                           Boulder, CO 80301
                           Attention:  Todd Londa
                           Facsimile: (303) 544-3003


             IF TO STOCKHOLDER:

                           William Turcotte II
                           1127 S. Manheim Road, Suite 305
                           Westchester, IL  60154
                           Facsimile: (708) 344-2840

         8. SEVERABILITY. If any provision of this Affiliate Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Affiliate Agreement. Each provision of this Affiliate Agreement is separable from every other provision of this Affiliate Agreement, and each part of each provision of this Affiliate Agreement is separable from every other part of such provision.

         9. APPLICABLE LAW; JURIDICTION. THIS AFFILIATE AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Affiliate Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Colorado; (b) if any such action is commended in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the District of Colorado; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with Section 8.

         10. WAIVER; TERMINATION. No failure on the part of Spatial to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Spatial in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as

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a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Spatial shall not be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Spatial; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Purchase Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

         11. CAPTIONS. The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

         12. FURTHER ASSURANCES. Stockholder shall execute and/or cause to be delivered to Spatial such instruments and other documents and shall take such other actions as Spatial may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

         13. ENTIRE AGREEMENT. This Affiliate Agreement, the Purchase Agreement and any other agreement referred to in this Affiliate Agreement between Stockholder and Spatial collectively set forth the entire understanding of Spatial and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Spatial and Stockholder relating to the subject matter hereof and thereof.

         14. NON-EXCLUSIVITY. The rights and remedies of Spatial hereunder are not exclusive of or limited by any other rights or remedies which Spatial may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

         15. AMENDMENTS. This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Spatial and Stockholder.

         16. ASSIGNMENT. This Affiliate Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Spatial may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

         17. BINDING NATURE. Subject to Section 17, this Affiliate Agreement will inure to the benefit of Spatial and its successors and assigns and will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns.

         18. SURVIVAL. Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Purchase.

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         Stockholder has executed this Affiliate Agreement as of the date first set forth above.




                                           /s/ William Turcotte II
                                           ------------------------------------
                                                             (Signature)


                                           WILLIAM TURCOTTE II
                                           ------------------------------------
                                                             (Print Name)

NUMBER OF SHARES OF
COMMON STOCK OF THE COMPANY:

665,000








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